Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jagged Peak Energy Inc.:

We consent to the use of our report dated March 23, 2017, with respect to the balance sheet of Jagged Peak Energy Inc. as of December 31, 2016, incorporated herein by reference and to reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
February 21, 2018